This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.

Registration Statement No. 333-217200

Filed Pursuant to Rule 424(b)(2)

Preliminary Pricing Supplement - Subject to Completion
(To Prospectus dated April 27, 2017

and Series E Prospectus Supplement dated September 23, 2018)

Dated March 4, 2020

$__________________

Senior Medium-Term Notes, Series E

Callable Fixed Rate Notes, due September 24, 2032

•	The notes are senior unsecured debt securities issued by Bank of Montreal (“BMO”). All payments and the return of the principal amount on the notes are subject to our credit risk.
•	The notes will price on March 20, 2020. The notes will mature on September 24, 2032. At maturity, if the notes have not been previously redeemed, you will receive a cash payment equal to 100% of the principal amount of the notes, plus any accrued and unpaid interest.
•	Interest will be paid on March 24, June 24, September 24 and December 24 of each year, beginning on June 24, 2020, with the final interest payment date occurring on the maturity date.
•	The notes will accrue interest at the fixed rate of 2.25% per annum.
•	We have the right to redeem all, but not less than all, of the notes on each interest payment date (except for the maturity date), beginning on June 24, 2020. The redemption price will be 100% of the principal amount of the notes, plus any accrued and unpaid interest.
•	The notes are issued in minimum denominations of $1,000 and whole multiples of $1,000.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 06367WYB3.
•	The notes will be bail-inable notes (as defined in the accompanying prospectus supplement and subject to conversion in whole or in part — by means of a transaction or series of transactions and in one or more steps — into common shares of BMO or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the notes.
•	The notes:
Are Not FDIC or CDIC Insured	Are Not Bank Guaranteed	May Lose Value
	Per Note	Total
Public Offering Price(1)	100.00%	$
Underwriting Discount(1)(2)	[1.50]%	$
Proceeds (before expenses) to BMO	[98.50]%	$

(1)	Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The price to public for investors purchasing the notes in these accounts may be as low as [$985.00] ([98.50]%) per $1,000 in principal amount of the notes. See “Supplemental Plan of Distribution” in this pricing supplement.

(2)	BofA Securities, Inc. (“BofAS”) may pay varying selling concessions of up to [1.50]% in connection with the distribution of the notes to other registered broker-dealers.

The notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not insured or guaranteed by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency, and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-5 of this pricing supplement, page S-1 of the attached prospectus supplement, and page 8 of the attached prospectus.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these notes or passed upon the adequacy or accuracy of this pricing supplement, the accompanying prospectus supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We will deliver the notes in book-entry form only through The Depository Trust Company on or about March 24, 2020 against payment in immediately available funds.

Series E MTN prospectus supplement dated September 23, 2018 and prospectus dated April 27, 2017

BofA Securities

SUMMARY OF TERMS

This pricing supplement supplements the terms and conditions in the prospectus, dated April 27, 2017, as supplemented by the Series E prospectus supplement, dated September 23, 2018 (as so supplemented, together with all documents incorporated by reference, the “prospectus”), and should be read with the prospectus.

The notes are part of a series of senior debt securities entitled “Senior Medium-Term Notes, Series E” (the “medium-term notes”) that we may issue from time to time under the senior indenture, dated January 25, 2010, as amended and supplemented to date, between Bank of Montreal and Wells Fargo Bank, National Association, as trustee. This pricing supplement summarizes specific financial and other terms that apply to the notes. Terms that apply generally to our medium-term notes are described in “Description of the Notes We May Offer” in the accompanying prospectus supplement. The terms described herein supplement those described in the accompanying prospectus and the accompanying prospectus supplement, and, if the terms described here are inconsistent with those described in those documents, the terms described herein are controlling.

The notes are bail-inable notes (as defined in the accompanying prospectus supplement) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of BMO or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the notes.

We describe particular terms of the notes in more detail below.

• Issuer:	BMO

• Title of the Series:	Callable Fixed Rate Notes, due September 24, 2032

• Aggregate Principal Amount Initially Being Issued:	$

• Trade Date:	March 20, 2020

• Settlement Date (Original Issue Date):	March 24, 2020

• CUSIP No.:	06367WYB3

• Maturity Date:	September 24, 2032, resulting in a term to maturity of approximately 12.5 years, subject to our optional early redemption right as described under “— Optional Early Redemption” below.

• Minimum Denominations:	$1,000 and multiples of $1,000 in excess of $1,000

• Ranking:	Senior, unsecured

• Day Count Fraction:	Interest on the notes will accrue on the basis of a 360-day year of twelve 30-day months.

• Interest Payment Periods:	Quarterly. Each interest payment period (other than the first interest payment period, which will begin on the settlement date) will begin on, and will include, an interest payment date, and will extend to, but will exclude, the next succeeding interest payment date (or the maturity date, as applicable).

• Interest Payment Dates:	March 24, June 24, September 24 and December 24 of each year, beginning on June 24, 2020, with the final interest payment date occurring on the maturity date. Interest will be payable to holders of record on the 3rd business day before each interest payment date.

PS-2

• Interest Rate:	The notes will accrue interest at the fixed rate of 2.25% per annum.

• Optional Early Redemption:	We have the right to redeem all, but not less than all, of the notes on each interest payment date (except for the maturity date), beginning on June 24, 2020 (each such date being a “redemption date”). The redemption price will be 100% of the principal amount of the notes, plus any accrued and unpaid interest. In order to redeem the notes, we will give notice at least five business days but not more than 30 business days before the specified redemption date.

• Business Days:	If any interest payment date, any redemption date, or the maturity date occurs on a day that is not a business day, then the payment will be postponed until the next business day. No additional interest will accrue on the notes as a result of such postponement, and no adjustment will be made to the length of the relevant interest payment period.

• Agreement with Respect to the Exercise of Canadian Bail-in Powers:

By its acquisition of an interest in any note, each holder or beneficial owner of that note is deemed to (i) agree to be bound, in respect of that note, by the CDIC Act, including the conversion of that note, in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of BMO or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and the variation or extinguishment of that note in consequence, and by the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to that note; (ii) attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to the CDIC Act and those laws; and (iii) acknowledge and agree that the terms referred to in paragraphs (i) and (ii), above, are binding on that holder or beneficial owner despite any provisions in the indenture or that note, any other law that governs that note and any other agreement, arrangement or understanding between that holder or beneficial owner and BMO with respect to that note.

Holders and beneficial owners of any note will have no further rights in respect of that note to the extent that note is converted in a bail-in conversion, other than those provided under the bail-in regime, and by its acquisition of an interest in any note, each holder or beneficial owner of that note is deemed to irrevocably consent to the converted portion of the principal amount of that note and any accrued and unpaid interest thereon being deemed paid in full by BMO by the issuance of common shares of BMO (or, if applicable, any of its affiliates) upon the occurrence of a bail-in conversion, which bail-in conversion will occur without any further action on the part of that holder or beneficial owner or the trustee; provided that, for the avoidance of doubt, this consent will not limit or otherwise affect any rights that holders or beneficial owners may have under the bail-in regime.

See “Description of the Notes We May Offer — Special Provisions Related to Bail-inable Notes” in the accompanying prospectus supplement for a description of provisions applicable to the notes as a result of Canadian bail-in powers.

• Repayment at Option of Holder:	None

• Calculation Agent:	BMO Capital Markets Corp.

• Listing:	None

PS-3

• Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, as described under “Description of Debt Securities We May Offer – Legal Ownership and Book-Entry Issuance” in the accompanying prospectus).

In this section, references to “holders” mean those who own the notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the notes registered in street name or in the notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer — Legal Ownership” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

Please note that the information about the public offering price and the proceeds (before expenses) to BMO on the front cover of this pricing supplement relates only to the initial sale of the notes. If you have purchased the notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

Terms used but not defined in this pricing supplement have the meanings given them in the accompanying prospectus or accompanying prospectus supplement, unless the context requires otherwise. Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to BMO.

PS-4

RISK FACTORS

Your investment in the notes entails significant risks, many of which differ from those of a conventional security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

The notes are subject to our early redemption. We may redeem all, but not less than all, of the notes on any redemption date. If you intend to purchase the notes, you must be willing to have your notes redeemed as early as that date. We are generally more likely to elect to redeem the notes during periods when the remaining interest to be accrued on the notes is to accrue at a rate that is greater than that which we would pay on our other interest bearing debt securities having a maturity comparable to the remaining term of the notes. No further payments will be made on the notes after they have been redeemed.

If we redeem the notes prior to the maturity date, you may not be able to reinvest your proceeds from the redemption in an investment with a return that is as high as the return on the notes would have been if they had not been redeemed, or that has a similar level of risk.

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. The notes are our senior unsecured debt securities. As a result, your receipt of all payments of interest and principal on the notes is dependent upon our ability to repay our obligations on the applicable payment date. No assurance can be given as to what our financial condition will be at any time during the term of the notes or on the maturity date. If we become unable to meet our financial obligations as they become due, you may not receive the amounts payable under the terms of the notes.

Our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in our credit spreads prior to the maturity date of the notes may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the difference between the interest rate accruing on the notes and current market interest rates, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

We have included in the terms of the notes the costs of developing, hedging, and distributing them, and the price, if any, at which you may sell the notes in any secondary market transactions will likely be lower than the public offering price due to, among other things, the inclusion of these costs. In determining the economic terms of the notes, and consequently the potential return on the notes to you, a number of factors are taken into account. Among these factors are certain costs associated with developing, hedging, and offering the notes.

Assuming there is no change in market conditions or any other relevant factors, the price, if any, at which BofAS or another purchaser might be willing to purchase the notes in a secondary market transaction is expected to be lower than the price that you paid for them. This is due to, among other things, the inclusion of these costs, and the costs of unwinding any related hedging.

The quoted price of any of our affiliates for the notes could be higher or lower than the price that you paid for them.

We cannot assure you that a trading market for the notes will ever develop or be maintained. We will not list the notes on any securities exchange. We cannot predict how the notes will trade in any secondary market, or whether that market will be liquid or illiquid.

The development of a trading market for the notes will depend on our financial performance and other factors. The number of potential buyers of the notes in any secondary market may be limited. We anticipate that BofAS or its affiliates, will act as a market-maker for the notes, but they are not required to do so. BofAS and its affiliates may discontinue their market-making activities as to the notes at any time. To the extent that BofAS or its affiliates engage in any market-making activities, they may bid for or offer the notes. Any price at which BofAS may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that each may respectively use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.

PS-5

In addition, if at any time BofAS or its affiliates were to cease acting as a market-maker for the notes, it is likely that there would be significantly less liquidity in the secondary market and there may be no secondary market at all for the notes. In such a case, the price at which the notes could be sold likely would be lower than if an active market existed and you should be prepared to hold the notes until maturity.

Many economic and other factors will impact the market value of the notes. The market for, and the market value of, the notes may be affected by a number of factors that may either offset or magnify each other, including:

•	the time remaining to maturity of the notes;

•	the aggregate amount outstanding of the notes;

•	our right to redeem the notes on the dates set forth above;

•	the level, direction, and volatility of market interest rates generally (in particular, increases in U.S. interest rates, which may cause the market value of the notes to decrease);

•	general economic conditions of the capital markets in the United States;

•	geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally;

•	our financial condition and creditworthiness; and

•	any market-making activities with respect to the notes.

Trading, hedging and business activities by us, BofAS and our or their respective affiliates may create conflicts of interest with you. We, BofAS or our or their respective affiliates may engage in trading activities related to the notes that are not for your account or on your behalf. We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due under the notes. We may seek competitive terms in entering into the hedging arrangements for the notes, but are not required to do so, and we may enter into such hedging arrangements with BofAS or its affiliates. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

In addition, in the ordinary course of their business activities, BofAS and its affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. BofAS and its affiliates may also have lending or other capital markets relationships with us. In order to hedge such exposure, they may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially the notes. Any such positions could adversely affect future trading prices of the notes.

We, BofAS or one or more of our or their affiliates may also, at present or in the future, publish research reports with respect to our securities or with respect to movements in interest rates generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes.

These trading, hedging and business activities may present a conflict of interest between your interest in the notes and the interests we, BofAS and our or their respective affiliates may have in our proprietary accounts, in facilitating transactions for our other customers, and in accounts under our or their management.

PS-6

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of material tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental Canadian Tax Considerations

For a discussion of the Canadian federal income tax considerations relating to an investment in the notes, please see the section of the prospectus settlement, “Certain Income Tax Consequences – Certain Canadian Income Tax Considerations.”

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to United States holders (as defined in the accompanying prospectus). It applies only to those United States holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. It does not apply to holders subject to special rules including holders subject to Section 451(b) of the Code. For purposes of this discussion, any interest with respect to the notes, as determined for U.S. federal income tax purposes, will be treated as from sources outside the United States.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Backup Withholding and Information Reporting

Please see the discussion under “United States Federal Income Taxation — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. A note may constitute an account for these purposes. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

Recently proposed regulations eliminate the requirement of withholding on gross proceeds from the sale or disposition of financial instruments. The U.S. Treasury Department has indicated that tax payers may rely on these proposed regulations pending their finalization. If we determine withholding is appropriate with respect to the notes, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. If we (or an applicable withholding agent) determine withholding is appropriate, we (or such agent) will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Account holders subject to information reporting requirements pursuant to the Foreign Account Tax Compliance Act may include holders of the notes. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

PS-7

SUPPLEMENTAL PLAN OF DISTRIBUTION

Pursuant to the terms of a distribution agreement, BofAS will purchase the notes from BMO at the public offering price less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, or will offer the notes directly to investors. BofAS may pay varying selling concessions in connection with the distribution of the notes to other registered broker-dealers, as set forth on the cover page. Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The price to public for investors purchasing the notes in these accounts may be as low as the amount indicated on the cover page.

None of BofAS nor its affiliates are acting as your fiduciary or advisor solely as a result of the offering of the notes, and you should not rely upon any communication from the agent(s) in connection with the notes as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

BofAS may sell the notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the notes to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the notes at the same discount.

BofAS and any of its affiliates may use this pricing supplement and the accompanying prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. BofAS’ affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale. BofAS’s or its affiliates’ distribution of this pricing supplement in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors who purchase the notes from BofAS or its affiliates should not, and will not be authorized to, rely on this pricing supplement for information regarding BMO or for any purpose other than that described in the immediately preceding sentence.

BofAS and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates.  BofAS has received, or may in the future receive, customary fees and commissions for these transactions. In addition, in the ordinary course of its business activities, BofAS and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.  Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. To the extent that BofAS or its affiliates has a lending relationship with us, they would routinely hedge their credit exposure to us consistent with their customary risk management policies.  Typically, BofAS or its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby.  Any such short positions could adversely affect future trading prices of the notes offered hereby. BofAS or its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area and the United Kingdom

None of this pricing supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) and the United Kingdom which has implemented the Prospectus Regulation (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of notes which are the subject of the offering contemplated in this pricing supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. None of us or the Agents have authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PS-8

PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

United Kingdom

The communication of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BMO.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

PS-9

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of notes or any interest therein will be deemed to have represented by its purchase and holding of notes offered hereby that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of notes have exclusive responsibility for ensuring that their purchase and holding of notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

PS-10